Exhibit 1.1


                            TRIDENT SECURITIES, INC.
                         4601 SIX FORKS ROAD, SUITE 400
                          RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-8900
                            FACSIMILE (919) 787-1670
                                  June 16, 1997

Board of Directors
Ninth Ward Savings Bank, FSB
400 Delaware Avenue
Wilmington, DE 19801


RE: Conversion Stock Marketing and Proxy Solicitation Services



Gentlemen:

This letter sets forth the terms of the proposed engagement between TRIDENT Securities, Inc. ("TRIDENT") and Ninth Ward Savings Bank, FSB (the "Bank") concerning our investment banking services in connection with the conversion of the Bank from a mutual to a capital stock form of organization.

TRIDENT is prepared to assist the Bank in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Bank's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the ("Agreement") between TRIDENT and the Bank to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to TRIDENT and the Bank.

In connection with the subscription offering and community offering, TRIDENT will act as financial advisor and exercise its best efforts to assist the Bank in the sale of its common stock during the subscription offering and community offering. Additionally, TRIDENT may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. TRIDENT and the Bank will determine a selected dealers to assist the Bank during the community offering. At the appropriate time, TRIDENT in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Bank as TRIDENT deems necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by TRIDENT or its counsel available to them upon request.

For its services hereunder, TRIDENT will receive the following compensation and reimbursement Film the Bank:

TRIDENT SECURITIES INC.
Board of Directors
June 16, 1997
Page 2


     1. A Proxy Solicitation and Conversion Center Management fee in the amount of $10,000.


     2. A commission equal to one and one half percent (1.5%) of the aggregate dollar amount of capital stock sold in the subscription and community offerings, excluding any shares of conversion stock sold to the Bank's directors, executive officers and the employee benefit plan. Additionally, commissions will be excluded on those shares sold to "associates" of the Bank's directors and executive officers. The term "associates" as used herein shall have the same meaning as that found in the Bank's Plan of Conversion.

     3. For stock sold by other NASD member firms selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by TRIDENT and the Bank to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

     4. The foregoing fees and commissions are to be payable to TRIDENT at closing as defined in the Agreement to be entered into between the Bank and TRIDENT.

     5. TRIDENT shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. TRIDENT 's out-of-pocket expenses will not exceed $10,000 and its legal fees will not exceed $27,500. The Bank will forward to TRIDENT a check in the amount of $2,000 as an advance payment to defray the allocable expenses of TRIDENT.

It further is understood that the Bank will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either TRIDENT's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of TRIDENT's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with TRIDENT, the Bank has no financial or management consulting contracts outstanding with any other person; (e) the Bank has not granted TRIDENT a right of first refusal with respect to the underwriting of any future offering of the Bank stock; and (f) there has been no intermediary between TRIDENT and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless TRIDENT and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other

TRIDENT SECURITIES INC.
Board of Directors
June 16, 1997
Page 3


expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of TRIDENT. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that TRIDENT or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and TRIDENT.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (5) above with regard to the obligation to reimburse TRIDENT for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While TRIDENT and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between TRIDENT and the Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to TRIDENT and the Bank, as well as their counsel, and TRIDENT's obligations thereunder shall be subject to, among other things, there being in TRIDENT's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to TRIDENT one copy of this letter along with the advance payment of $2,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.



                                                  Yours very truly,


                                                  TRIDENT SECURITIES, INC.

                                                  By:
                                                      --------------------------
                                                      R. Lee Burrows, Jr.
                                                      Managing Director






Agreed and accepted to this _____ day
of ________ ,1997

Ninth Ward Savings Bank, FSB

By:  ________________
     Ronald P. Crouch
     President

RLB/cs

                          NINTH WARD SAVINGS BANK, FSB

                              Trident's Fee Matrix



Assumptions:

          $9.9 Million Offering ( Super-Max )

          8% ESOP ($792,000) on which no sales commission is charged

          $750,000 Estimated Insider Purchases on which no sales commission is charged

o    No  commissions  payable  on  shares  purchased  by  Officers,   Directors,
     Employees, Employee Benefit Plans (including the ESOP) or such persons designated as "Associates" as defined in Ninth Ward's Plan of Conversion.

o 1.50% sales commissions payable on shares sold during the subscription and/or community offerings.


$9,900,000
- 792,000  ESOP
- 750,000  Insider Purchases
---------
$8,358,000 x 1.5% Sales Commission = $125,370


$125,370  Sales Commission



Total Commission Payable to TRIDENT is $125,370 or 1.27% of the $9.9 million offering size.


o Management fee of $10,000 for Proxy Solicitation and Conversion Center Management

o TRIDENT's underwriter's counsel fee and out of pocket expenses will not exceed $37,500.